EX-99

Joint Filer Information

The undersigned filer has designated Judy Salem as the "Designated Filer" for the purposes of the attached Form 4:

The Estate of Robert Salem ("Estate")
15 Equestrian Ridge
Newtown, Connecticut 06470

Issuer & Ticker Symbol: Home Diagnostics, Inc. (HDIX)
Date of Event Requiring Statement: 07/11/2007

Signature:   /s/ DAVID WAYNE WINTERS
By: David Wayne Winters, Attorney-in-Fact
For Judy Salem, Executrix of The Estate of
Robert Salem, and for The Estate of Robert Salem